EXHIBIT 2.23


                                OPTION AGREEMENT

     This OPTION AGREEMENT (this "Agreement"), dated as of the 13th day of August, 1999, by and between INTERSIL CORPORATION, a corporation organized under the laws of Delaware ("INTERSIL"), and INTERSIL PRISM, LLC, a limited liability company organized under the laws of the State of Delaware (the "OPTIONEE").

                                   BACKGROUND

     INTERSIL is acquiring from Harris (as defined below) and will own a certain business that is engaged in the definition, design, development, manufacture and sale of semiconductor solutions for the high-speed wireless local area networking market (the "Prism Business"). OPTIONEE desires to obtain an option from INTERSIL to acquire certain assets relating to the Prism Business. INTERSIL desires to grant to OPTIONEE an option to acquire the Transferred Prism Assets (as defined below)and assume the Assumed Liabilities in connection therewith, on the terms and conditions set forth below.

     NOW, THEREFORE, in consideration of the respective covenants, representations, warranties and agreements set forth herein, the parties hereto agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

     1.1 "Affiliate" means, as to any Person any other Person that directly, or indirectly, through one or more intermediaries, is in control of, is controlled by or is under common control with such Person. For purposes of this definition, "control" of a Person and, with correlative meanings, the terms "controlled by" and "under common control with" means, directly or indirectly, the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract, resolution, regulation or otherwise.

     1.2 "Assumed Liabilities" shall mean the liabilities of the Prism Business relating to the Transferred Prism Assets (to be identified by OPTIONEE) that OPTIONEE will assume at the closing of the Definitive Agreement.

     1.3 "Base Price" shall mean that portion of the purchase price paid under the MTA (as hereinafter defined) allocable to the Transferred Prism Assets, subject to written verification from INTERSIL within thirty (30) calendar days after completion of final verification pursuant to Section 3.3 (and any other relevant provision) of the MTA of the Transferred Prism Assets as of the Effective Date plus the amount of capital expenditures and research and development expenses incurred by INTERSIL that are primarily related to the Transferred Prism Assets incurred by INTERSIL from and after the Effective Date until the closing of the Definitive Agreement.

     1.4 "Best Efforts" shall mean that the obligated party makes a diligent, commercially reasonable and good faith effort to accomplish the applicable objective. Such obligation, however, shall not require any significant expenditure of funds or the incurrence of any significant liability on the part of the obligated party, nor the incurrence of any expenditure or liability which is unreasonable in light of the related objective, nor does it require that the obligated party act in a manner that would otherwise be contrary to prudent business judgment or normal commercial practices in order to accomplish the objective. The fact that the objective is not actually accomplished is not an indication that the obligated party did not in fact utilize its Best Efforts in attempting to accomplish the objective.

     1.5 "Business Day" shall mean a day which is not a Saturday, Sunday or a statutory or civic holiday in the State of New York or any other day on which the principal offices of either INTERSIL or OPTIONEE are closed or become closed prior to 2:00 p.m. local time whether in accordance with established company policy or as a result of unanticipated events including adverse weather conditions.

     1.6 "Definitive Agreement" shall have the meaning set forth in Section 3.1.

     1.7 "Effective Date" shall mean the date first above written.

     1.8 "Excluded Assets" shall mean the types of assets described on SCHEDULE 2 to this Agreement.

     1.9 "Extension Payment" shall have the meaning set forth in Section 2.2 of this Agreement.

     1.10 "Harris" shall mean Harris Corporation, a Delaware corporation and a party to the MTA.

     1.11 "Holding" shall mean Intersil Holding Corporation, formerly known as HSS Holding Corporation, a Delaware Corporation of which INTERSIL is a wholly-owned subsidiary.

     1.12 "HSR Act" shall have the meaning set forth in Section 2.2 of this Agreement.

     1.13 "Indenture" shall have the meaning set forth in Section 3.1(b) of this Agreement.

     1.14 "Improvement" shall mean, with respect to a product or technology, all discoveries and modifications relating thereto, whether or not patentable, including, without limitation, any enhancements in the formulation, ingredients, preparation, presentation, means of delivery or packaging thereof.

     1.15 "Licensed Technology" shall mean the manifestation in tangible or physical form of all types of technical information and data including, but not limited to, inventions, works of authorship, know-how; product definitions and designs; research and development, engineering, manufacturing, assembly, process, test, quality control, procurement, and service specifications procedures, standards, and reports, maskworks; blueprints; drawings; material specifications, procedures, standards and lists; catalogs; technical information and data relating to marketing and sales activities; and formulae, in each case that is owned by or licensed to INTERSIL or any of its Affiliates and is primarily related to the Prism Business or the Prism Assets.

     1.16 "INTERSIL" shall mean Intersil Corporation.

     1.17 "Mask" or "Mask Set" shall mean an individual photolithographic plate, with a corresponding pelllicle, capable or being used to manufacture one level or layer of an integrated circuit wafer or set thereof capable of being used to manufacture an integrated circuit wafer.

     1.18 "Option" shall have the meaning set forth in Section 2.1 of this Agreement.

     1.19 "Option Payment" shall have the meaning set forth in Section 2.1 of this Agreement.

     1.20 "OPTIONEE" has the meaning set forth in the introductory paragraph of this Agreement.

     1.21 "Option Period" shall mean the eighteen (18) month period from the Effective Date, as the same may be extended pursuant to Section 2.2 of this Agreement.

     1.22 "Person" shall mean an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including, without limitation, a government or political subdivision, department or agency of a government.

     1.23 "Preferred Stock" shall mean Holding's 12% Cumulative Compounding Preferred Stock, stated value $1,000.00 per share.

     1.24 "Prism Business" shall have the meaning set forth in the Background paragraph to this Agreement.

     1.25 "Prism Assumed Contracts" shall mean, collectively, all obligations under any legally binding agreement, contract, contractual rights, commitments, purchase orders, licenses, leases, warranty rights, sales orders and other instruments or arrangements (other than Excluded Assets) (a) by which the Transferred Prism Assets are bound as of the Effective Date in relation to the conduct of the Prism Business, and (b) that arise from the conduct of the Prism Business between the Effective Date and the closing of the Definitive Agreement to the extent that such obligations primarily relate to the Transferred Prism Assets or the Assumed Liabilities.

     1.26 "Prism Intellectual Property" shall mean the Prism Patents, any and all United States and foreign any and all United States and foreign copyright registrations and applications therefor and unregistered copyrights, any and all United States and foreign maskwork registrations and applications therefor covering Masks or Mask Sets used in the manufacture of the Products, in any way relating, directly or indirectly, to the Prism Business any and all developments related thereto or arising in connection therewith.

     1.27 "Prism Inventory" shall mean raw materials, work in process, finished goods, packaging materials, labels and supplies associated with or related to the Products or the Transferred Prism Assets.

     1.28 "Prism Patents" shall mean any and all issued patents and patent applications, including United States and foreign patents and patent applications therefor, petty patents, patents of importation, divisions, reissues, continuations, continuations-in-part, renewals, and extensions of any of the foregoing; certificates of addition and utility models and utility model applications, in which INTERSIL or any of its Affiliates has an ownership or licensable interest as of the Effective Date or acquires such interest during the term of this Agreement, and which relate in any manner to the Prism Assets or the Prism Business. A list of the Prism Patents as of the Effective Date is attached as SCHEDULE 3 hereto.

     1.29 "Prism Subsidiary" shall mean Choice Microsystems, Inc., a Kansas corporation, of which INTERSIL owns all of the capital stock, including any successor thereto.

     1.30 "Prism Subsidiary Stock" shall mean all of the capital stock of the Prism Subsidiary.

     1.31 "Product" shall mean any and all products of the Prism Business relating to the Transferred Prism Assets produced as of the Effective Date or after the Effective Date and on or prior to the closing of the Definitive Agreement by INTERSIL or its Affiliates, (including the Prism Subsidiary) including without limitation, discreet semiconductor devices, integrated circuits and hybrid products, that utilize or embody any of the Licensed Technology, whether or not in combination with other technologies.

     1.32 "Purchase Price" shall have the meaning set forth in Section 4.3 of this Agreement.

     1.33 "Senior Sub Notes" shall have the meaning set forth in Section 3.1(b) of this Agreement.

     1.34 "Senior Sub Notes Consent" shall have the meaning set forth in Section 3.1(b) of this Agreement.

     1.35 "Subsidiary" shall mean and refers to any corporation, association or business entity of which more than fifty percent (50%) of the issued and outstanding shares of capital stock or equity interest is owned or controlled, directly or indirectly, by INTERSIL and in which INTERSIL has the power, directly or indirectly, to elect a majority of the directors.

     1.36 "Transferred Prism Assets" shall mean the types of assets described on
SCHEDULE 1 hereto, including without limitation, the Prism Intellectual Property, the Licensed Technology and any Improvements thereto arising during the term of this Agreement, the Subsidiary Stock of Prism Subsidiary, the Prism Inventory, Prism Assumed Contracts, and the Products that as of the

Effective Date are principally located at INTERSIL's facilities in Palm Bay, Florida, but shall not include the Excluded Assets, of the types set forth in
SCHEDULE 2.

                                   ARTICLE II
                                  OPTION GRANT

     2.1 Grant of Option. In consideration of the payment made by OPTIONEE pursuant to Section 5.1 hereof, INTERSIL hereby grants to OPTIONEE an exclusive, irrevocable option to purchase and acquire, during the Option Period, the Transferred Prism Assets, as OPTIONEE may determine, in its sole discretion (the "Option").

     2.2 Extension of the Option Period. OPTIONEE may extend the Option Period, in its sole discretion, for an additional eighteen (18) months, by written notice to INTERSIL; provided, however, that the Option Period shall be extended automatically, without payment of any fee, including the Extension Payment, for periods equal to (a) the duration of any delays in the completion by INTERSIL of its obligations under Section 3.1(b), and (b) the duration of any waiting period under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the "HSR Act"), that may be applicable to the transactions contemplated in this Agreement or any other approval required or necessary from any Federal, State, local or foreign governmental authority as described in Section 5.4 hereof.

     2.3 Disclosures by INTERSIL. During the Option Period, INTERSIL agrees not to (a) provide to any third party any non-public information relating to the Prism Assets or the Prism Business, (b) license or permit any third party to use any Licensed Technology, or (c) solicit or accept any offer from any third party to negotiate or otherwise discuss the possible acquisition, directly or indirectly, by such third party of the Prism business.

     2.4 Ownership of Intellectual Property. As between the parties hereto, INTERSIL shall own all right, title and interest in and to the Licensed Technology and the Prism Intellectual Property unless and until the closing of the Definitive Agreement.

                                   ARTICLE III
                         EXERCISE; DEFINITIVE AGREEMENT

     3.1 Exercise of the Option.

         (a) During the Option Period or any extension thereof, OPTIONEE may exercise the Option at any time by providing written notice thereof to INTERSIL.

         (b) Upon receipt of OPTIONEE's notice of exercise, INTERSIL shall (i) promptly, and in no event later than twenty (20) Business Days thereafter, commence solicitation of the necessary and appropriate consents, waivers and approvals to the sale of the Transferred Prism Assets, as contemplated herein from (X) the banks under the Credit Facility (as hereinafter defined), (Y) the holders of INTERSIL's 13 1/4% Senior Subordinated Notes due 2009 (the "Senior Sub Notes") in accordance with the Indenture dated as of August 13, 1999 (the "Indenture"), and

(Z) any Federal, state, local or foreign governmental authority or third parties under any contracts, where the failure to do so would have, in the aggregate, a material adverse effect on INTERSIL; and (ii) use its Best Efforts to obtain the requisite consents, waivers and/or approvals from (X) the banks under the Credit Facility (the "Bank Consent"), (Y) the holders of the Senior Sub Notes as may be required under the terms of the Indenture (the "Senior Sub Notes Consent"), and
(Z) any Federal, state, local or foreign governmental authority or third parties under any contracts ( the "Other Material Consents" and together with the Bank Consent and the Senior Sub Notes Consent, collectively the "Consents"), in order to permit the sale of the Transferred Prism Assets to OPTIONEE to be consummated as contemplated herein.

     3.2 Definitive Agreement.

         (a) Immediately following OPTIONEE'S notification of exercise of the Option, the parties shall negotiate in good faith a definitive agreement for the acquisition of the Transferred Prism Assets and the assumption of the Assumed Liabilities by OPTIONEE from INTERSIL, which agreement shall include, without limitation the terms, conditions, provisions, representations, warranties, covenants, agreements and indemnities customarily found in such agreements (the "Definitive Agreement"), as the same may be modified as contemplated in Section 3.2(d) hereof. INTERSIL shall deliver to OPTIONEE such other instruments of assignment, conveyance or transfer or other documents of further assurance as OPTIONEE may reasonably request in connection with consummation of the Definitive Agreement and the transactions contemplated thereby.

         (b) If the OPTIONEE elects to exercise the Option, and the parties, after good faith negotiations, are unable to agree on the terms and conditions of the Definitive Agreement ninety (90) calendar days after the later to occur of (i) expiration of the HSR Act waiting period or (ii) receipt of the Senior Notes Consent then either party may submit the matter to arbitration in accordance with Section 7.4. For a period of one year after the end of the Option Period, INTERSIL may not enter into an agreement with a third party with respect to the sale of the Prism Assets and/or the Prism Business on more favorable terms than those last offered to OPTIONEE by INTERSIL, without the prior written consent of OPTIONEE.

         (c) OPTIONEE shall be entitled to conduct a comprehensive due diligence investigation of the Transferred Prism Assets the Assumed Liabilities and the Prism Business, as OPTIONEE in its sole discretion deems advisable, and the closing of the Definitive Agreement shall be conditioned upon, among other things, OPTIONEE's complete satisfaction with the results of such due diligence.

         (d) INTERSIL, Holding and Harris are parties to a certain Master Transaction Agreement dated as of June 2, 1999, as amended (the "MTA"), pursuant to which INTERSIL and Holding have agreed to purchase and acquire from Harris, certain assets comprising the Harris Semiconductor Sector (as defined in the MTA), including the Prism Business and Prism Assets, and assume certain liabilities with respect thereto. Subject to the additional terms and provisions of this Agreement, the rights and protections set forth in the Definitive Agreement shall be no less than and the obligations and liabilities shall be no more, with respect to the Prism Assets and the

Assumed Liabilities, on the one hand, than they are with respect to the remaining assets, liabilities and businesses of Harris acquired pursuant to the MTA by INTERSIL and Holding, on the other hand (including with respect to post-closing covenants of Harris in the MTA by INTERSIL and Holding, such as employee benefit matters, if any); except that (i) the dollar amounts and limitations for indemnification referred to in Section 13.2 of the MTA shall be adjusted proportionately to reflect the difference in dollar value between the transaction contemplated herein and the transactions contemplated in the MTA, and (ii) INTERSIL shall have no conditions to closing of the Definitive Agreement other than (Y) the expiration of the waiting periods and/or clearances under the HSR Act, and (Z) the receipt of the Consents referred to in Section 3.1(b)(i) hereof. INTERSIL hereby acknowledges and agrees and shall use its Best Efforts to obtain the acknowledgment and agreement of Holding and Harris in the Definitive Agreement, that OPTIONEE shall have all rights of INTERSIL and Holding with respect to the indemnification by Harris, to the extent related to the Transferred Prism Assets, the Prism Business and/or the Assumed Liabilities, as if OPTIONEE were a party to the MTA.

                                   ARTICLE IV
                                  COMPENSATION

     4.1 Option Payment. In consideration of the option granted by INTERSIL in
Section 2.1, OPTIONEE shall pay INTERSIL, by wire transfer of immediately available funds to an account designated in writing by INTERSIL, the sum of One Million Dollars (US $1,000,000.00) (the "Option Payment") upon the execution of this Agreement.

     4.2 Extension Payment. In consideration of the extension of the Option Period contemplated in Section 2.2, if exercised, OPTIONEE shall pay INTERSIL the sum of Two Million Dollars (US $2,000,000.00) (the "Extension Payment"), within five (5) Business Days after the written notice by OPTIONEE of its intent to extend the Option Period. OPTIONEE may pay the Extension Payment as it may elect by (a) wire transfer of the Extension Payment in immediately available funds to an account designated in writing by INTERSIL; (b) delivery to INTERSIL of a full recourse promissory note made by OPTIONEE in favor of INTERSIL, in the principal amount of the Extension Payment (the "Note"), which Note shall bear interest at the rate of ten percent (10%) per annum, compounded quarterly, payable at maturity, and shall have a term of one (1) year from the date of issuance; (c) delivery of other non-cash consideration or property with a fair market value equal to the amount of the Extension Payment, including without limitation shares of the Preferred Stock with an aggregate stated value equal to the Extension Payment subject to INTERSIL's approval; or (d) any combination of the foregoing.

     4.3 Purchase Price. In the event that OPTIONEE exercises the Option, the purchase price payable by OPTIONEE at the closing of the Definitive Agreement shall be the Base Price increased by an interest factor of ten percent (10%) per annum, compounded quarterly, from the Effective Date until the closing of the Definitive Agreement (the "Purchase Price").

                                    ARTICLE V
                    REPRESENTATIONS AND WARRANTIES; COVENANTS

     5.1 General Representations and Warranties. Each party represents and warrants to the other party as follows: (a) it is a duly organized and validly existing corporation or limited liability company under the laws of its jurisdiction of organization; (b) it has full power and authority, corporate or otherwise and has taken all corporate or other action necessary to enter into and perform this Agreement; (c) the execution and delivery of this Agreement and the transactions contemplated herein do not violate, conflict with, or constitute a default under its certificate of incorporation or similar organizational document, its bylaws, or the terms or provisions of any material agreement or other instrument to which it is a party or by which it is bound, or any order, award, judgment or decree to which it is a party or by which it is bound; and (d) this Agreement is its legal, valid and binding obligation, enforceable in accordance with the terms and conditions hereof.

     5.2 INTERSIL Representations and Warranties. INTERSIL represents and warrants to OPTIONEE that (a) it owns all right, title, and interest in and to the Transferred Prism Assets; (b) the Transferred Prism Assets are free and clear of any liens, charges and encumbrances, except liens and security interests granted by INTERSIL in favor of Credit Suisse First Boston, as administrative agent for the banks under a certain credit agreement to secure borrowing by INTERSIL (the "Credit Facility"); (c) the rights granted to OPTIONEE in Section 2.1 are valid and enforceable, and INTERSIL has not made any inconsistent grants of rights to any other person; (d) there have been no judgments or settlements relating to the Transferred Prism Assets, and there are no claims pending or threatened relating thereto; (e) INTERSIL is not aware, after due inquiry, of any infringement of its rights in the Licensed Technology; and (f) the exercise by OPTIONEE of its rights under this Agreement will not infringe any patents, copyrights, masks, maskworks, trade secrets or other proprietary rights of any third party.

     5.3 HSR Act Filing; Other Governmental Filings and Approvals.

         (a) Within ten (10) Business Days after the date of OPTIONEE's notice to exercise the Option and pursuant to the applicable requirements of the HSR Act, and the rules and regulations thereunder, the parties shall cause to be filed with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice all requisite documents and notifications in connection with transactions contemplated by this Agreement. Each of the parties shall diligently and expeditiously comply with the HSR Act in connection with securing all necessary approvals or waivers thereunder and shall use its reasonable Best Efforts to obtain early termination of the applicable waiting period.

         (b) The parties shall cooperate with one another (i) in determining whether any other action by or in respect of, or filing with any Federal, state, local or foreign governmental authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any of the Prism Assumed Contracts, in connection with the consummation of the transactions contemplated upon the exercise of the Option and the closing of the Definitive Agreement, and (ii) in taking such actions or making any such filings, in furnishing such information as may be required in connection therewith, and in seeking timely to obtain such actions, consents, approvals and waivers.

     5.4 Further Assurances; Cooperation.

         (a) The parties will use their respective Best Efforts (a) to obtain prior to the earlier of the date required (if so required) or the closing date of the Definitive Agreement, all authorizations, consents, permits or approvals of, or notices to, or filings, registrations or qualifications with any Federal, state, local or foreign governmental authority and any other Person or entity that are required on their respective parts, for the consummation of the transactions contemplated upon exercise of the Option; (b) to defend, consistent with applicable principles and requirements of law, any lawsuit or other legal proceeding, whether judicial or administrative, whether brought derivatively or on behalf of third Persons ( including any Federal, state, local or foreign governmental authority) challenging this Agreement, the grant of the Option by INTERSIL, the exercise of the Option, the Definitive Agreement and any of the transactions contemplated herein or therein; (c) to reasonably assist each other as necessary with respect to the determination of contract or order close-outs or other issues that affect the Prism Assumed Contracts, to notify OPTIONEE of any additional disallowances or potential adverse audit findings, and to consult and reach agreement with respect to advanced coordination of negotiating positions, offers of compromise, or final agreements or settlements, all such cooperation to be without charge to the parties to this Agreement; and (d) to furnish the other parties such information and assistance as may be reasonably requested in connection with any of the foregoing.

         (b) Each party shall execute such other instruments, give such further assurances and perform such acts which are or may become necessary or appropriate to effectuate and carry out the provisions of this Agreement. Subject to the terms and conditions of this Agreement, each party agrees, from the Effective Date and, in the event that the Option is exercised, continuing after the closing of the Definitive Agreement to use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to consummate the transactions contemplated in this Agreement, including the execution and delivery of any further instruments or documents of any kind that are reasonably requested by a party or its counsel to any party signatory hereto in order to evidence or facilitate the consummation of the transactions contemplated hereby.

     5.5 Confidentiality. OPTIONEE and INTERSIL agree that all information relating to the Prism Business, the Prism Assets, the Licensed Technology, the terms of this Agreement, or any activities conducted in connection with or pursuant to this Agreement and disclosed by either party in accordance with this Agreement shall be used by the receiving party only for the purposes contemplated by this Agreement and the Definitive Agreement and shall be maintained by the receiving party in secrecy, and the receiving party shall use all reasonable diligence to prevent disclosure thereof; provided, however, that the receiving party may disclose such information to its own employees and, in the case of OPTIONEE, the employees of its Affiliates, to the extent necessary or appropriate in connection with the performance of their respective duties. OPTIONEE's and INTERSIL's obligations under this Section 5.6 shall survive for a period of five (5) years from the later to occur of the expiration or termination of this Agreement or until the closing of the Definitive Agreement. The parties shall not have any obligation of confidentiality with respect to any information that is: (a) in the public domain, other than by a breach of this

Agreement on the part of the receiving party; (b) rightfully received from a third party without any obligation of confidentiality; (c) rightfully known to the receiving party without any limitation on use or disclosure, prior to its receipt from the disclosing party as documented by written records; (d) generally made available to third parties by the disclosing party without restriction on disclosure; or (e) independently developed by the receiving party, as documented by written records. Any and all information received by either party from the other shall be promptly returned to the disclosing party by the receiving party upon the termination or expiration of this Agreement, except that the receiving party may retain such copies as it may require for record purposes and the exercise of its surviving rights under this Agreement and the Definitive Agreement.

                                   ARTICLE VI
                              PARTICIPATION RIGHTS


     6.1 Participation Rights. In connection with OPTIONEE's exercise of the Option, OPTIONEE shall offer each Warrant Holder (as hereinafter defined) an opportunity to purchase a membership interest in OPTIONEE on a pro rata basis, on terms set forth in this Article VI (the "Participation Right"). As used in this Article VI, "Warrant Holder" shall mean (i) any holder of warrants to purchase Holding's Class A Common Stock, par value $.01 per share (the "Common Stock"), issued in connection with the original issuance and sale of Holding's Senior Sub Notes (the "Note Warrants"), and (ii) the Stock Purchase Warrant for Common Stock issued to Citicorp Mezzanine Partners, L.P. including for this purpose any shares held upon exercise of such warrants into shares of Common Stock (the "CMP Warrants" and together with the Note Warrants, the "Warrants"), prior to the exercise date of the Option by OPTIONEE.

     6.2 Notice of Option Exercise. OPTIONEE shall notify, within ten (10) Business Days of the date that OPTIONEE has exercised the Option (the "Participation Trigger Notice") each Warrant Holder. The Participation Trigger Notice shall specify:

         (a) that OPTIONEE has exercised the Option;

         (b) the Warrant Holder's proportional membership interest in OPTIONEE, assuming for this purpose that all Warrant Holders had exercised their Participation Rights;

         (c) the estimated amount of the down payment for the membership interest based on the Warrant Holder's pro-rata share of (i) the Option Payment,
(ii) the Extension Payment, if applicable and (iii) any other capital contributions made to OPTIONEE by members of OPTIONEE prior to the exercise of the Option, assuming for this purpose that all Warrant Holders had exercised their Participation Rights; and

         (d) a good faith estimate of the Purchase Price.

     6.3 Participation Notice. Each Warrant Holder may exercise such Warrant Holder's Participation Right by delivery of a written notice (the "Participation Notice") to OPTIONEE within ten (10) Business Days (the "Participation Period") of the date of OPTIONEE's Option Trigger Notice. The Participation Notice shall evidence the Warrant Holder's irrevocable election to purchase a membership interest in OPTIONEE. If OPTIONEE does not receive a Participation Notice from a particular Warrant Holder during the Participation Period referred to above, OPTIONEE shall have no further obligation or liability to said Warrant Holder in respect of the Participation Right contemplated herein. Thereafter, OPTIONEE shall provide each Warrant Holder who has paid the Down Payment ("Member Holder") with documentation reflecting such Warrant Holder's membership interest in OPTIONEE.

     6.4 Payments for Membership Interest.

         (a) Promptly after expiration of the Participation Period, OPTIONEE shall notify, in writing (the "Down Payment Notice"), each Warrant Holder that has elected to exercise such Warrant Holder's Participation Right in accordance with Section 6.3, of the actual amount of the down payment (the "Down Payment") for the membership interest to be acquired, which shall be calculated based upon the Warrant Holder's membership interest in OPTIONEE in proportion to all membership interests in OPTIONEE, together with wire transfer instructions. Warrant Holders shall have ten (10) Business Days from the date of the Down Payment Notice to pay the Down Payment to OPTIONEE.

         (b) No less than ten (10) Business Days prior to the projected date for closing the Definitive Agreement, OPTIONEE shall notify, in writing (the "Closing Notice") , each Member Holder of the amount of the closing payment (the "Closing Payment") in respect of such Member Holder's membership interest in OPTIONEE, which shall be a percentage of the Purchase Price equal to such Member Holder's membership interest in OPTIONEE in proportion to all membership interests in OPTIONEE.

         (c) Each Member Holder shall be required to remit the Closing Payment by wire transfer of immediately available funds to OPTIONEE no later than one
(1) Business Day prior to the date specified for closing of the Definitive Agreement in the Closing Notice. Failure of any Member Holder to make the Closing Payment as prescribed in clause (b) above shall result in an adjustment of such Member Holder's membership interest in OPTIONEE.

     6.5 Other Participation Rights. Nothing in this Article VI shall prohibit OPTIONEE from (a) selling membership interests to other Persons, or (b) granting in the future membership participation rights to other Persons (including other holders of Common Stock); and in each such instance, such Persons will (a) have substantially the same opportunity to participate as provided to the Warrant Holders, and (b) be included in the calculation of the pro rata basis upon which Warrant Holders may participate.

     6.6 Termination. The obligations of OPTIONEE set forth in this Article VI, with respect to any individual Warrant Holder shall terminate upon the earliest of (i) the date that said Warrant Holder disposes of ownership interest in the Warrant or the shares of Common Stock issued upon exercise of the Warrant , (ii) the failure of the Warrant Holder to provide the

Participation Notice required pursuant to Section 6.3, or (iii) the expiration of the Option Period without OPTIONEE's exercise of the Option.

                                   ARTICLE VII

                                  MISCELLANEOUS

     7.1 Term and Termination.

        (a) This Agreement shall take effect upon the Effective Date and, unless earlier terminated pursuant to Section 7.1(b), shall expire, as the case may be,
(i) upon the end of the Option Period as the same may be extended pursuant to
Section 2.2 hereof, in the event that OPTIONEE shall not exercise the Option,
(ii) upon the execution of the Definitive Agreement, (iii) upon the thirty-first day after the end of the Option Period, in the event that (X) OPTIONEE exercises the Option, (Y) the parties fail to enter into a Definitive Agreement by the end of the Option Period, and (Z) neither party initiates an arbitration pursuant to
Section 8.4 within thirty (30) calendar days after the end of the Option Period, or (iv) upon the conclusion of the implementation by the parties of the results of arbitration proceedings, in the event that an arbitration shall be commenced pursuant to Section 7.4.

        (b) OPTIONEE may terminate this Agreement at any time, in its sole discretion, upon written notice to INTERSIL.

     7.2 Governing Law. The interpretation and construction of this Agreement, and all matters relating hereto, shall be governed by the laws of the State of New York, USA, without reference to principles of conflicts of laws.

     7.3 Waiver. Each party shall have the right at all times to enforce the provisions of this Agreement in strict accordance with the terms hereof notwithstanding any conduct or custom on its part in refraining from doing so at any time. The failure of any party at any time to enforce its rights hereunder strictly in accordance with the same shall not be construed as having created a custom contrary to the specific provisions hereof or as having in any way modified or waived the same.

     7.4 Arbitration.

        (a) Disputes under this Agreement (other than specific enforcement of obligations of confidentiality) shall be settled by arbitration by a board of arbitrators consisting of an arbitrator appointed by OPTIONEE, an arbitrator appointed by INTERSIL and a third arbitrator chosen by the mutual agreement of the arbitrators appointed by OPTIONEE and INTERSIL. Arbitration may be commenced at any time by either party hereto giving written notice to the other party that a dispute has been referred to arbitration. In the event that either party shall so notify the other party, then each party shall appoint its arbitrator, and such arbitrators shall use reasonable efforts to agree as to the selection of the third arbitrator, within thirty (30) calendar days after their appointment. If the arbitrators cannot agree on the third arbitrator within such thirty (30) day period, the third arbitrator shall be appointed in accordance with the then-current Commercial Arbitration Rules of the American Arbitration Association.

        (b) In the event of an arbitration pursuant to Section 4.2, the arbitrators shall determine, as to each disputed term of the Definitive Agreement, which party's proposal is the more reasonable, in light of customary practice in the industry, the relative contributions of OPTIONEE and the INTERSIL to the development of the Licensed Technology with respect to the Covered Indication(s), the extent of the market for the Products in the Territory, the competitive advantages that the Products are expected to achieve, and such other factors as the arbitrators may consider reasonable in the circumstances. Upon completion of such arbitration, the parties shall enter into a Definitive Agreement incorporating the non-disputed terms and, as to each disputed term, the proposal of OPTIONEE or INTERSIL, as the case may be, that the arbitrators determined to be the more reasonable.

        (c) Arbitration proceedings pursuant to this Section 8.4 shall be held in New York, New York and shall be conducted in the English language and in accordance with the then-current Commercial Arbitration Rules of the American Arbitration Association. The provision for arbitration shall be specifically enforceable by the parties and the decision of the arbitrators in accordance herewith shall be final and binding and there shall be no right of appeal therefrom.

        (d) Each party shall pay its own expenses of arbitration and the expenses of the arbitrators shall be equally shared; provided, however, that if in the opinion of the arbitrators any claim asserted in connection therewith or any defense or objection thereto was unreasonable, the arbitrators may assess, as part of their award, all or any part of the arbitration expenses of the other party (including reasonable attorneys' fees) and of the arbitrators against the party raising such unreasonable claim, defense or objection.

     7.5 Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing in English and shall be deemed given only if delivered personally or sent by a telegram or telecopier (with transmission confirmed) or by registered or certified mail, return receipt requested and postage prepaid, or by Federal Express or an equivalent delivery service, addressed to the parties at their respective addresses as have been provided previously by the parties hereto to such other addresses of which notice of change shall have been duly given. Such notice, request, demand, waiver, consent, approval or other communication shall be deemed to have been given as of the date so delivered, telegraphed, or telecopied, or on the tenth day after deposit in the mail, or on the second day after the deposit with Federal Express or an equivalent delivery service.

     7.6 Amendment and Modification. This Agreement may be amended or modified, provided that such amendment or modification is set forth in a writing executed by the parties hereto; provided, however, that any and all provisions of Article VII of this Agreement, which are for the express benefit of the Warrant Holders, cannot be amended, modified or waived unless holders of a majority of the Note Warrants (or shares of Common Stock issued upon exercise of such Note Warrants) and a holders of a majority of the CMP Warrants (or shares of Common Stock issued upon exercise of such CMP Warrants), also execute such amendment or waiver. No course of dealing between or among any Persons having any interest in this Agreement will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any person under or by reason of this Agreement.

     7.7 Binding Effect; Assignment. This Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and permitted assigns. INTERSIL shall not assign this Agreement or any of its rights or obligations hereunder without the prior written consent of OPTIONEE. OPTIONEE may assign this Agreement, in whole or in part, or any of its rights or obligations hereunder to any other Person; provided, that the proposed assignee or transferee of OPTIONEE shall join in this Agreement and agree to be bound by the terms hereof as though an original party hereto.

     7.8 Survival. The respective rights and obligations of the parties hereunder shall survive the termination or expiration of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

     7.9 Schedules. All Schedules referred to herein are intended to be, and hereby are, specifically incorporated herein and made a part of this Agreement.

     7.10 Counterparts. This Agreement may be executed in one or more counterpart copies, each of which shall be deemed an original and all of which taken together shall be deemed to constitute one and the same instrument. This Agreement shall become binding when each party shall have executed and delivered one or more counterparts.

     7.11 Press Releases. Except as required by applicable law, the parties shall not give notice to any third party or otherwise make any public statement or releases concerning this Agreement or the transactions contemplated hereby without obtaining the prior written consent of the other parties to this Agreement as to the contents and manner of presentation and publication thereof, which consent shall not be unreasonably withheld.

     7.12 Severability. If any one or more provisions of this Agreement (other than Sections 2.2 and 2.3) shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby. To the extent permitted by applicable law, each party waives any provision of law, which renders any provision of this Agreement invalid, illegal or unenforceable in any respect. In the event any provision shall be held invalid, illegal or unenforceable, the parties shall use their best efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes hereof.

     7.13 Third Party Beneficiary. The parties acknowledge and agree that each of the Warrant Holders shall be a third party beneficiary of this Agreement to the extent provided for in Article VII and as such, the Warrant Holders shall be entitled to enforce the provisions of Article VII of this Agreement to the full extent provided hereunder.

     7.14 Headings. The article and section headings herein are for reference purposes only and shall not affect the meaning or interpretation hereof.

     7.15 Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and all prior agreements with respect thereto are superseded hereby and each party confirms that it is not relying on any representations or warranties of the other parties except as specifically set forth herein. No amendment or modifications hereof shall be binding upon the parties unless in writing and duly executed by authorized representatives of the parties.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their officers thereunto duly authorized as of the Effective Date.

                                           INTERSIL CORPORATION

                                           By:    /s/ Daniel J. Heneghan
                                           Name:  Daniel J. Heneghan
                                           Title: Vice President


                                           INTERSIL PRISM, LLC

                                           By:    /s/ Gregory L. Williams
                                           Name:  Daniel J. Heneghan
                                           Title: CEO

                                                                      SCHEDULE 1

                            TRANSFERRED PRISM ASSETS


                              Categories and Types

1.  Prism Patents

2.  Licensed Technology and Improvements

3.  Prism Intellectual Property

4.  Prism Assumed Contracts

5.  Prism Inventory

6.  Subsidiary Stock

7.  Products

                                                                      SCHEDULE 2

                                 EXCLUDED ASSETS


**[MANUFACUTRING FACILITIES AND EQUIPMENT]**

                                                                      SCHEDULE 3

                                 PRISM PATENTS
                           (as of the Effective Date)

SOURCES:
      Equity
               CVC                         79.4
               Stout                        0.1
               CSFB                         1.5
                                      ---------
               Sterling                    81.0
               Harris                       -
               Management
                                      ---------
                                           81.0

      Debt
               CMP                         30.0
               CSFB (bonds)               194.0
               CSFB (banks)               212.0
                                      ---------
                                          436.0
                                      =========
                                          517.0
                                      =========

USES:
      Harris
               Patents                      4.2
               Wachovia                   504.8
                                      =========
                                          509.0
                                      =========

Left at Intersil                            8.0
                                           (2.0)   Cash to Intersil from Harris
                                           (6.0)   Remaining Expense $
                                      ---------

                          LIST OF PRISM GRANTED PATENTS
                         AND PENDING PATENT APPLICATIONS


---------------------------------------------------------------------------------------------------------------------
Case#      SubCase     Div Ref #     Country     Status    Application #   Filing Date    Patent #    Issue Date
---------------------------------------------------------------------------------------------------------------------
H6384                 SE-1265-WR      CN        Published   98103623.6     09-Jan-1998


---------------------------------------------------------------------------------------------------------------------
H6384                 SE-1265-WR      EP        Pending     97403105.6     19-Dec-1997


---------------------------------------------------------------------------------------------------------------------
H6384                 SE-1265-WR      JP        Published   1608/98        07-Jan-1998


---------------------------------------------------------------------------------------------------------------------
H6384                 SE-1265-WR      KR        Pending     98-397         09-Jan-1998


---------------------------------------------------------------------------------------------------------------------
H6384                 SE-1265-WR      TW        Pending     87100211       09-Jan-1998


---------------------------------------------------------------------------------------------------------------------
H6384                 SE-1265-WR      US        Pending     08/781736      10-Jan-1997


---------------------------------------------------------------------------------------------------------------------
H6385                 SE-1266-WR      CN        Published   98104209.0     08-Jan-1998

---------------------------------------------------------------------------------------------------------------------
H6385                 SE-1266-WR      EP        Pending     97402955.5     05-Dec-1997

---------------------------------------------------------------------------------------------------------------------
H6385                 SE-1266-WR      JP        Published   1607/98        07-Jan-1998

---------------------------------------------------------------------------------------------------------------------
H6385                 SE-1266-WR      KR        Pending     98-396         09-Jan-1998

---------------------------------------------------------------------------------------------------------------------
H6385                 SE-1266-WR      TW        Pending     87100212       09-Jan-1998

---------------------------------------------------------------------------------------------------------------------
H6385                 SE-1266-WR      US        Granted     08/781334      10-Jan-1997     5764113   09-Jun-1998

---------------------------------------------------------------------------------------------------------------------



------------------------------------
              Title
------------------------------------
INTERPOLATOR USING A PLURALITY OF
POLYNOMINAL EQUATIONS AND
ASSOCIATED METHODS
------------------------------------
INTERPOLATOR USING A
PLURALITY OF POLYNOMINAL EQUATIONS AND
ASSOCIATED METHODS
------------------------------------
INTERPOLATOR USING A PLURALITY OF
POLYNOMINAL EQUATIONS AND
ASSOCIATED METHODS
------------------------------------
INTERPOLATOR USING A PLURALITY OF
POLYNOMINAL EQUATIONS AND
ASSOCIATED METHODS
------------------------------------
INTERPOLATOR USING A PLURALITY OF
POLYNOMINAL EQUATIONS AND
ASSOCIATED METHODS
------------------------------------
INTERPOLATOR USING A PLURALITY OF
POLYNOMINAL EQUATIONS AND
ASSOCIATED METHODS
------------------------------------
RE-SAMPLING CIRCUIT AND ASSOCIATED
METHOD
------------------------------------
RE-SAMPLING CIRCUIT AND ASSOCIATED
METHOD
------------------------------------
RE-SAMPLING CIRCUIT AND ASSOCIATED
METHOD
------------------------------------
RE-SAMPLING CIRCUIT AND ASSOCIATED
METHOD
------------------------------------
RE-SAMPLING CIRCUIT AND ASSOCIATED
METHOD
------------------------------------
RE-SAMPLING CIRCUIT AND ASSOCIATED
METHOD
------------------------------------


---------------------------------------------------------------------------------------------------------------------
Case#      SubCase     Div Ref #     Country     Status    Application #   Filing Date    Patent #    Issue Date
---------------------------------------------------------------------------------------------------------------------
H6388                 SE-1301-WR      CN        Published   98105495.1     16-Mar-1998

---------------------------------------------------------------------------------------------------------------------
H6388                 SE-1301-WR      EP        Unfiled

---------------------------------------------------------------------------------------------------------------------
H6388                 SE-1301-WR      JP        Published   67463/98       17-Mar-1998

---------------------------------------------------------------------------------------------------------------------
H6388                 SE-1301-WR      KR        Pending     98-9022        17-Mar-1998

---------------------------------------------------------------------------------------------------------------------
H6388                 SE-1301-WR      TW        Pending     87102737       25-Feb-1998

---------------------------------------------------------------------------------------------------------------------
H6388                 SE-1301-WR      US        Pending     08/819846      17-Mar-1997

---------------------------------------------------------------------------------------------------------------------
H6491                 SE-1322-WR      JP        Pending     11-509050      01-Oct-1998

---------------------------------------------------------------------------------------------------------------------
H6491                 SE-1322-WR      US        Granted     08/941704      01-Oct-1997     5883565   16-Mar-1999

---------------------------------------------------------------------------------------------------------------------
H6491                 SE-1322-WR      WO        Pending     98/20699       01-Oct-1998

---------------------------------------------------------------------------------------------------------------------
H6491      A          SE-1322-WR      US        Pending     09/246815      09-Feb-1999

---------------------------------------------------------------------------------------------------------------------
H6588                 SE-1407-WR      US        Pending     09/231608      14-Jan-1999


---------------------------------------------------------------------------------------------------------------------
H6588                 SE-1407-WR      WO        Pending     99/00851       14-Jan-1999


---------------------------------------------------------------------------------------------------------------------
H6696                 SE-1453-WR      US        Pending     09/163802      30-Sep-1998


---------------------------------------------------------------------------------------------------------------------
H6756                 SE-1492-WR      US        Pending     09/231184      14-Jan-1999


---------------------------------------------------------------------------------------------------------------------


------------------------------------
              Title
------------------------------------
HIGH DATA RATE SPREAD SPECTRUM
TRANSCEIVER AND ASSOCIATED METHODS
------------------------------------
HIGH DATA RATE SPREAD SPECTRUM
TRANSCEIVER AND ASSOCIATED METHODS
------------------------------------
HIGH DATA RATE SPREAD SPECTRUM
TRANSCEIVER AND ASSOCIATED METHODS
------------------------------------
HIGH DATA RATE SPREAD SPECTRUM
TRANSCEIVER AND ASSOCIATED METHODS
------------------------------------
HIGH DATA RATE SPREAD SPECTRUM
TRANSCEIVER AND ASSOCIATED METHODS
------------------------------------
HIGH DATA RATE SPREAD SPECTRUM
TRANSCEIVER AND ASSOCIATED METHODS
------------------------------------
FREQUENCY DEPENDENT RESISTIVE
ELEMENT
------------------------------------
FREQUENCY DEPENDENT RESISTIVE
ELEMENT
------------------------------------
FREQUENCY DEPENDENT RESISTIVE
ELEMENT
------------------------------------
FREQUENCY DEPENDENT RESISTIVE
ELEMENT
------------------------------------
METHOD OF PERFORMING ANTENNA
DIVERSITY IN SPREAD SPECTRUM IN
WIRELESS LOCAL AREA NETWORK
------------------------------------
METHOD OF PERFORMING ANTENNA
DIVERSITY IN SPREAD SPECTRUM IN
WIRELESS LOCAL AREA NETWORK
------------------------------------
PULSED BEACON-BASED INTERFERENCE
REDUCTION MECHANISM FOR WIRELESS
COMMUNICATION NETWORKS
------------------------------------
WIRELESS LOCAL AREA NETWORK SPREAD
SPECTRUM TRANSCEIVER WITH
MULTIPATH MITIGATION
------------------------------------


---------------------------------------------------------------------------------------------------------------------
Case#      SubCase     Div Ref #     Country     Status    Application #   Filing Date    Patent #    Issue Date
---------------------------------------------------------------------------------------------------------------------
H6756                 SE-1492-WR      WO        Pending     99/00852       15-Jan-1999


---------------------------------------------------------------------------------------------------------------------
H6759                 SE-1479-WR      US        Pending     09/342583      29-Jun-1999

---------------------------------------------------------------------------------------------------------------------
H6762                 SE-1482-WR      US        Pending     09/266386      10-Mar-1999



---------------------------------------------------------------------------------------------------------------------
H6766                 SE-1500-WR      US        Pending     09/231228      14-Jan-1999


---------------------------------------------------------------------------------------------------------------------
H6766                 SE-1500-WR      WO        Pending     99/00940       15-Jan-1999


---------------------------------------------------------------------------------------------------------------------
H6770                 SE-1488-WR      US        Pending     09/261981      04-Mar-1999

---------------------------------------------------------------------------------------------------------------------
H6839                 SE-1531-WR      CA        Pending     2154889        27-Jan-1994


---------------------------------------------------------------------------------------------------------------------
H6839                 SE-1531-WR      EP        Pending     0 681 767      29-Apr-1998


---------------------------------------------------------------------------------------------------------------------
H6839                 SE-1531-WR      US        Granted     11361          29-Jan-1993     5331634   19-Jul-1994


---------------------------------------------------------------------------------------------------------------------
H6840                 SE-1532-WR      CA        Pending     2154897        27-Jan-1994

---------------------------------------------------------------------------------------------------------------------
H6840                 SE-1532-WR      EP        Pending     94907352.2     27-Jan-1994

---------------------------------------------------------------------------------------------------------------------


------------------------------------
              Title
------------------------------------
WIRELESS LOCAL AREA NETWORK SPREAD
SPECTRUM TRANSCEIVER WITH
MULTIPATH MITIGATION
------------------------------------
RAKE RECEIVER WITH EMBEDDED
DECISION FEEDBACK EQUALIZER
------------------------------------
SUCCESSIVE APPROXIMATION
CORRECTION OF DC OFFSET IN
FILTER-BUFFER BASEBAND PATH OF
DATA RADIO
------------------------------------
SPREAD SPECTRUM TRANSCEIVER FOR
USE IN WIRELESS LOCAL AREA NETWORK
AND HAVING MULTIPATH MITIGATION
------------------------------------
SPREAD SPECTRUM TRANSCEIVER FOR
USE IN WIRELESS LOCAL AREA NETWORK
AND HAVING MULTIPATH MITIGATION
------------------------------------
FEEDBACK-CONTROLLED LOW VOLTAGE
CURRENT SINK/SOURCE
------------------------------------
TECHNIQUE FOR BRIDGING LOCAL AREA
NETWORKS HAVING NON-UNIQUE NODE
ADDRESSES
------------------------------------
TECHNIQUE FOR BRIDGING LOCAL AREA
NETWORKS HAVING NON-UNIQUE NODE
ADDRESSES
------------------------------------
TECHNIQUE FOR BRIDGING LOCAL AREA
NETWORKS HAVING NON-UNIQUE NODE
ADDRESSES
------------------------------------
MEDIUM ACCESS CONTROL PROTOCOL
FORE WIRELESS NETWORK
------------------------------------
MEDIUM ACCESS CONTROL PROTOCOL
FORE WIRELESS NETWORK
------------------------------------


---------------------------------------------------------------------------------------------------------------------
Case#      SubCase     Div Ref #     Country     Status    Application #   Filing Date    Patent #    Issue Date
---------------------------------------------------------------------------------------------------------------------
H6840                 SE-1532-WR      US        Granted     11415          29-Jan-1993     5371734   06-Dec-1994

---------------------------------------------------------------------------------------------------------------------
H6841                 SE-1533-WR      US        Granted     551476         01-Nov-1995     5736973   07-Apr-1998
---------------------------------------------------------------------------------------------------------------------




------------------------------------
              Title
------------------------------------
MEDIUM ACCESS CONTROL PROTOCOL
FORE WIRELESS NETWORK
------------------------------------
INTEGRATED BACKLIGHT DISPLAY
SYSTEM FOR A PERSONAL DIGITAL
ASSISTANT
------------------------------------